Exhibit 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708

July 25, 2013

FOR IMMEDIATE RELEASE

Investor contact:        Robert Goocher 812-491-4080 or rgoocher@vectren.com
Media contact:        Chase Kelley 812-491-4128 or kckelley@vectren.com

Vectren Utility Holdings Prices $150 Million of Senior Unsecured Notes
Evansville, Ind. - Vectren Corporation (NYSE: VVC) today announced that on July 25, 2013, its subsidiary, Vectren Utility Holdings, Inc., (VUHI) priced $150 million of its 10-year senior unsecured notes. The notes were sold to various institutional investors through the private placement market. VUHI will be issuing $150 million of 3.72 percent senior notes due December 5, 2023. The proceeds received from the issuance of the senior notes will be used to refinance existing indebtedness that matures in 2013 and for general corporate purposes. Subject to the satisfaction of customary closing conditions, the notes will be issued on or about December 5, 2013.
"We are pleased to have been able to execute this offering to support our utility operations at a very attractive interest rate and also by the level of investor interest in this new VUHI long-term debt issue demonstrated by it being nearly 5 times oversubscribed," said Jerome A. Benkert, Jr., Vectren's executive vice president and CFO.
The VUHI senior notes will not be registered under the Securities Act of 1933 or any state securities laws. These senior notes will not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933 and any state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, and coal mining. To learn more about Vectren, visit www.vectren.com.

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